Exhibit 10.2

AMENDMENT TO

1995 LONG TERM INCENTIVE PLAN OF

HELIX ENERGY SOLUTIONS GROUP, INC.

THIS AGREEMENT by Helix Energy Solutions Group, Inc.,
W I T N E S S E T H:

WHEREAS, the Board of Directors of Helix Energy Solutions Group, Inc. (the “Board of Directors”) previously adopted the 1995 Long Term Incentive Plan of Helix Energy Solutions Group, Inc. (the “Plan”);

WHEREAS, the Board of Directors reserved the right in Section 10 to amend the Plan; and

WHEREAS, the Board of Directors has determined to amend the Plan to bring the Plan into documentary compliance with section 409A of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, the Board of Directors agrees that effective January 1, 2009, the Plan is amended by adding thereto the following new Section 18 at the end thereof:

           18           Compliance With Section 409A.  Awards shall be designed, granted and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of section 409A of the Code and the rules and regulations issued thereunder by the Department of Treasury (collectively, “Section 409A”).  Each Award Agreement for an Award that is intended to comply with the requirements of Section 409A shall be construed and interpreted in accordance with such intention. If the Committee determines that an Award, Award Agreement, payment, distribution, deferral election, transaction, or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken or implemented, cause a Holder to become subject to additional taxes under Section 409A, then unless the Committee specifically provides otherwise, such Award, Award Agreement, payment, distribution, deferral election, transaction or other action or arrangement shall not be given effect to the extent it causes such result and the related provisions of the Plan and/or Award Agreement will be deemed modified, or, if necessary, suspended in order to comply with the requirements of Section 409A to the extent determined appropriate by the Committee, in each case without the consent of or notice to the Holder.  The exercisability of an Option shall not be extended to the extent that such extension would subject the Holder to additional taxes under Section 409A.

Adopted by the Board of Directors
on December 11, 2008